SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ◻

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◻	Definitive Proxy Statement

☒	Definitive Additional Materials

◻	Soliciting Material under Rule 14a-12

CONSOLIDATED-TOMOKA LAND CO.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following email was sent to certain shareholders and other contacts of Consolidated-Tomoka Land Co. on March 23, 2017:

Attached you will find a letter we have filed with the SEC involving the managers of the mutual fund, Wintergreen (ticker: WGRNX), who are trying to take control of Consolidated-Tomoka (ticker: CTO) at this year’s annual meeting April 26th.  The managers of the wintergreen fund, if they prevail, they intend to fire the company’s independent auditor (per their preliminary proxy), would be in control of the audit committee in addition to the board of directors thus they will somehow have to manage their dual fiduciary duties to investors in the Wintergreen Fund (WGRNX) which CTO is the second largest position and the fiduciary duties of the shareholders in CTO.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2017 annual meeting of shareholders to be held on April 26, 2017. On March 21, 2017, the Company filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders for the 2017 annual meeting.  INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WITH

RESPECT TO THE 2017 ANNUAL MEETING, AND OTHER DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.ctlc.com.

Regards,

John

John P. Albright
President and Chief Executive Officer

Consolidated-Tomoka Land Co.
1530 Cornerstone Boulevard | Daytona Beach, FL 32117
Direct: 386.944.5628 | Mobile: 386.212.3163

Main: 386.274.2202  | Fax: 386.274.1223

email | web |  vcard |NYSE MKT: CTO

exploredb.com   |   LPGA International

Attachment:

March 21, 2017

Dear Fellow Consolidated-Tomoka Shareholder:

We are writing to you today regarding Consolidated-Tomoka’s (“CTO”) upcoming 2017 Annual Meeting of Shareholders on April 26, 2017. In connection with the meeting, you must make an important decision regarding the composition of the CTO Board of Directors, which we believe will impact the future of the Company and the value of your investment.

As you may be aware, a CTO shareholder, Wintergreen Advisers (“Wintergreen”), controlled by David Winters, is seeking to elect four of its own nominees, including Mr. Winters and his associates, to replace members of the CTO Board of Directors. It is important to know that Wintergreen previously nominated directors and we appointed them to our Board. Today, these directors unanimously support the business plan being executed by the Board and management and oppose the campaign by Wintergreen.

We believe Wintergreen has a need for liquidity because of significant withdrawals from its mutual fund, Wintergreen Fund, that have reduced the Fund’s size by more than two-thirds in the last three years. We further believe that this need for liquidity is driving Wintergreen’s insistence on a sale or liquidation of CTO, which in our opinion would be detrimental to all other CTO shareholders.

Put simply, we believe Wintergreen is seeking to take control of your Company without paying a control premium to other shareholders. Yet, Wintergreen does not have an operating plan. Instead, we believe Wintergreen is attempting to gain control of CTO at no cost in order to orchestrate a self-serving sale or liquidation of the Company.

CTO IS EFFECTIVELY EXECUTING ITS BUSINESS PLAN
AND COMPLETING VALUE-ENHANCING TRANSACTIONS

The CTO Board of Directors and management team are continuing to successfully execute the Company’s business plan of profitably monetizing the Company’s land holdings (which is proceeding rapidly, most recently with a large land sale of 1,600 acres for the Latitude Margaritaville age-restricted community) and reinvestment of the proceeds into income-producing properties on a tax-deferred basis. The results speak for themselves:

•

In the last twelve months, the Company sold more than 2,300 acres of land for more than $40 million, and the current pipeline of land sales under contract includes 2,200 acres, or approximately 27%, of our remaining 8,200 acres for nearly $83 million with ten different buyers. That represents total dispositions of nearly half of our land holdings.

•

CTO’s management team has introduced several new premium real estate buyers to the Daytona Beach area, including Tanger Outlets, a national grocery retailer distribution center, Minto Communities and Margaritaville, to name a few.

•	CTO’s income property portfolio has grown to 33 properties and has increased from $127 million to $301 million over the last six years, generating strong free cash flow for the Company.
•

Since the appointment of John Albright as CEO in August 2011 through the end of 2016, compounded total shareholder returns have been approximately 12% annually, outperforming the Russell 2000 and the MSCI indices.

CTO has a disciplined and focused plan to deliver growth. Our Board and management team are performing well and the market is noticing.

“CTO is in the early stages of a major transformation….given its local market knowledge of Daytona, the current management team is likely the best suited to handle the land monetization at this point.” (David Corak, FBR & Co., January 2017)

CTO management has dramatically improved its shareholder communications and provides extensive disclosure about its financial results, assets and operations, including on regular earnings calls and quarterly investor presentations. We also held a 2016 Investor Day in Daytona Beach. Our compelling story has led to the Company’s first ever equity research coverage, by FBR & Co. Notable results that we have disclosed include:

•	Basic net income for fiscal year 2016 of $2.86 per share, an increase from fiscal year 2015 of $1.42 per share;

•	Operating income for fiscal year 2016 of $37.3 million, an increase from fiscal year 2015 of $17.1 million;
•	Total revenues for fiscal year 2016 of $71 million, an increase from fiscal year 2015 of $43 million; and
•	$7.4 million in share repurchases in 2016, and the approval by the Board in March 2017 of a new $10 million repurchase program.

We remain confident that by continuing to execute on our plan of monetizing land and reinvesting the proceeds into income-producing investments on a tax-deferred basis, we will further maximize value for our shareholders.

WINTERGREEN’S MOTIVES ARE CLEAR:
IT NEEDS LIQUIDITY TO PAY ITS WITHDRAWING CLIENTS

As recently as March 2015, Wintergreen praised CTO’s performance in a letter to its clients:

“The actions taken by CTO’s management team and board over past four years have put the Company in position to benefit from [the Daytona Beach real estate market rebound].”

“Wintergreen’s involvement with CTO has…put a strong lineup of directors on CTO’s Board.  The Board in turn hired a very capable management team, which has transformed the Company into the profitable and growing enterprise it is today.”

“Under guidance from the Board, the new management team developed plans to attract new developers to Daytona Beach, from national home builders to Trader Joe’s to Tanger Factory Outlet Centers.  They have grown and diversified their income property portfolio and increased outreach to potential investors.”

So what happened?

Only six months after praising CTO, Wintergreen was attacking management and demanding that CTO be sold or liquidated. Why the change?  By the end of 2015, Wintergreen Fund’s assets had plummeted by over 50% from the prior year. By the end of 2016, the Fund had lost another third of its assets through client withdrawals, and now has almost 14% of its assets in CTO.

We believe Wintergreen Fund needs to sell CTO shares to pay Wintergreen Fund clients who are withdrawing from the fund. However, Wintergreen owns so many CTO shares compared with CTO’s average trading volume that market sales are not a viable option for Wintergreen. We believe Wintergreen has determined that the only way to turn its CTO shares into cash is for CTO to be sold or liquidated quickly, even at a price that may not reflect fair value.

Do not let Wintergreen take control of CTO to solve Wintergreen’s own problems. We do not believe CTO shareholders should place their fate in Wintergreen’s hands. When deciding how to vote your shares, consider what famed investor Warren Buffett had to say about David Winters:

“When David Winters, who runs a fund that has underperformed by every measure from inception, five years, one year, and who draws a 150 basis point fee, when you can go to Vanguard and do it for 17 basis points and he complains about compensation not being commensurate with performance at Coke. And then he has that kind of record himself, I think he’s a fellow living in an all glass house.” (Warren Buffett, CNBC, March 2015).

THE CTO BOARD RECENTLY CONDUCTED A STRATEGIC REVIEW AND UNANIMOUSLY CONCLUDED THAT THE CURRENT STRATEGY IS THE MOST VALUE-ENHANCING ALTERNATIVE

The Board explored a sale or liquidation last summer, and we remain open to conducting another strategic alternatives review process at the appropriate time.

Our independent directors, with the assistance of an independent financial advisor, Deutsche Bank, conducted a comprehensive review of the Company’s strategic alternatives, including the sale of the Company, the sale of all or a portion of the Company’s assets, among other value enhancing opportunities. Ultimately, the Company received two all-stock proposals that offered little premium over CTO’s trading value, and both involved substantial risk.

Following the comprehensive process, the CTO Board unanimously concluded that the best way to maximize shareholder value at that time was to continue to pursue the Company’s business plan.

CTO HAS THE RIGHT BOARD AND TEAM IN PLACE TO EXECUTE ITS STRATEGY AND DELIVER LONG-TERM VALUE FOR SHAREHOLDERS

CTO’s seven highly qualified director nominees were chosen based on their backgrounds, track records, specific experience and expertise. They provide independent oversight and direction, and significant real-estate, accounting and finance expertise. Notably, two of CTO’s director nominees were appointed to the Board during this past year. Both of these directors have added significant value and bring significant real estate industry expertise with public companies and REITs. Further, four of CTO’s current directors, and three of the director nominees, were recommended to the Board previously by Wintergreen and fully support the Company’s strategy.

CTO’s director nominees include:

•

John P. Albright: Mr. Albright is CTO’s Chief Executive Officer.  He has been a Director since 2012 and has over 30 years of experience in the real estate industry. Before joining CTO as CEO in 2011, Mr. Albright was the Managing Director of Archon Capital, involved with investing on behalf of the Goldman Sachs Real Estate Mezzanine Partners Fund. Before joining Archon, Mr. Albright held a similar position with Morgan Stanley and Crescent Real Estate Equities. Mr. Albright remains a significant shareholder of CTO shares, many of which were acquired prior to his appointment as CEO.

•

John J. Allen: Mr. Allen joined the CTO Board as a Wintergreen nominee in 2009, and has over 40 years of experience in the real estate industry. Since 1995, Mr. Allen has been President of Allen Land Group, Inc. and Mitigation Solutions, Inc. Both companies are Florida-based and involved in commercial real estate, development, and investments.

•

Laura M. Franklin: Ms. Franklin has been a Director since September 2016 and has over 22 years of experience in the real estate industry. Ms. Franklin is a Certified Public Accountant and the former Executive Vice President, Accounting and Administration and Corporate Secretary of Washington Real Estate Investment Trust.

•

William L. Olivari: Mr. Olivari has been a Director since 2008 and has 50 years of financial accounting experience. Mr. Olivari is a Certified Public Accountant and Former Partner with Olivari and Associates (an accounting firm), and is a prominent business leader and resident of the Daytona Beach area.

•

Howard C. Serkin: Mr. Serkin joined the CTO Board as a Wintergreen nominee in 2011 and has 43 years of finance and industry experience. Mr. Serkin has served as Chairman of Heritage Capital Group, Inc., a regional investment banking firm, since 1996, and as a principal with Business Valuation, Inc., which provides financial consulting and valuation services, since 1994. He has worked as an investment banker for 25 years.

•

Thomas P. Warlow, III: Mr. Warlow joined the CTO Board as a Wintergreen nominee in 2010 and has over 40 years of experience in the real estate industry. Mr. Warlow is President and Chairman of The Martin Andersen-Gracia Andersen Foundation, Inc., a charitable organization that provides grants for the purpose of public benefit in Central Florida since 1998; and President and Chairman of Georgetown Enterprises, Inc., a Florida registered general contractor involved with development and construction since 1976.

•

Casey Wold: Mr. Wold has been a Director since March of 2017 and has over 35 years of experience in the real estate industry. Mr. Wold most recently founded Vanderbilt Partners in 2014, a real estate investment and management company. Vanderbilt Partners has invested in approximately $2.0 billion in office properties totaling over 11 million sq. ft. in growth markets in the Eastern half of the United States.

CTO’s nominees are experienced, independent and fully capable of executing a plan to deliver sustainable growth and value over time. Importantly, the Board’s nominees include three individuals who were previously recommended by Wintergreen, are completely engaged as your representatives, and fully support the Company’s strategy. We encourage you to vote FOR a Board that has the diversity of experience necessary to maximize value for shareholders.

VOTE THE WHITE PROXY CARD TODAY

We urge you to protect your investment in CTO by voting the enclosed WHITE proxy card today “FOR” each of CTO’s seven nominees and discarding any materials you may receive from Wintergreen. Please vote each and every WHITE proxy card you receive since you may own CTO shares in multiple accounts.

CTO’s definitive proxy materials, this letter and other materials regarding the Board’s recommendation for the 2017 Annual Meeting of Shareholders can be found at www.VoteCTO.com.

On behalf of the Board of Directors and management team, we appreciate your continued support.

Sincerely,

The Consolidated-Tomoka Board of Directors

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor listed below:

105 Madison Avenue

New York, New York 10016

Call Collect: 212-929-5500

or

Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including approximately 1.8 million square feet of income properties, as well as approximately 8,200 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentations for year end 2016 pertaining to the results for the quarter and year ended December 31, 2016, available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof are intended to identify certain of such forward-looking statements, which speak only as of the dates on which they were made, although not all forward-looking statements contain such words. Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include the completion of 1031 exchange transactions, the availability of investment properties that meet the Company’s investment goals and criteria, the modification of terms of certain land sales agreements, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as filed with the Securities and Exchange Commission. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2017 annual meeting of shareholders to be held on April 26, 2017. On March 21, 2017, the Company filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders for the 2017 annual meeting.  INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WITH RESPECT TO THE 2017 ANNUAL MEETING, AND OTHER DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.ctlc.com.